EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Edward B. Jordan, CFO

1.609.750.3302

ir@itxc.com

ITXC ANNOUNCES FOURTH QUARTER

REVENUES of $74.5 MILLION

•     FULL YEAR REVENUES AT $268.4 MILLION

•     2002 REVENUES INCREASE 55%

February 18, 2003 — Princeton, New Jersey — ITXC Corp. (NASDAQ: ITXC) reported revenues of $74.5 million for the fourth quarter of 2002, an increase of 6.3% from the previous quarter and 44% from the same quarter of 2001. The Company also reported a record $268.4 million in revenues for the full year, an increase of 55% from the previous year.

The Company reported gross profit for the fourth quarter of 2002 of $5.5 million, as compared to $5.8 million in the fourth quarter of 2001. Gross profit in the third quarter of 2002 was $5.5 million.

As previously announced, the Company is in the process of simplifying its network to eliminate the need for circuit switches in new installations, to lower costs and improve quality and reliability for its customers, and to reduce future capital costs and operating complexity. As announced last week, the Company has commenced a plan to migrate to Cisco-based architecture. These actions resulted in a $7.5 million impairment charge in the fourth quarter.

Although equipment is being retired early and the Company is planning for significant incremental growth, planned capital expenditures for 2003 are at the same level as actual 2002 capital expenditures.

Additionally, the Company wrote off the remainder of its eStara investment, which resulted in a $700 thousand charge in the fourth quarter.

Also, the Company has reached a settlement on its lease for the Beaverton, Oregon facility, resulting in a fourth quarter restructuring charge of $400 thousand and eliminating all future charges related to this lease.

Inclusive of these three events – totaling $8.6 million of charges — the Company’s net loss for the fourth quarter of 2002 was $19.2 million. This compared to a net loss for the fourth quarter of 2001 of $6.7 million and a net loss of $8.8 million for the third quarter of 2002.

During the quarter, the Company repurchased 3,883,700 shares of its stock, valued at $9,813,811, as part of a buy-back authorized by the Board of Directors in October 2002.

The Company’s net loss per share was $0.44 for the fourth quarter of 2002, as compared to a net loss per share of $0.15 for the fourth quarter of 2001 and a $0.19 net loss per share in the third quarter of 2002.

First Call consensus for the fourth quarter of 2002 was a net loss per share of $0.19. Excluding the $8.6 million of previously mentioned charges, the Company’s net loss per share would have been $0.24.

Minutes of use grew in the fourth quarter of 2002 to 847 million, up from 606 million minutes in the fourth quarter of 2001 and 838 million minutes in the third quarter of 2002.

Full Year Results

Revenues for the year 2002 were $268.4 million, up 55% from $173.2 million in 2001. The Company’s net loss in 2002 was $40.3 million compared to $176.4 million in 2001.

The Company reported gross profit for the year of $25.9 million, as compared to $14.3 million in 2001, representing an 81% increase.

For 2002, the Company’s net loss per share was $0.88 compared to $3.89 in 2001.

Minutes of use for 2002 were 3.1 billion versus 1.9 billion minutes for 2001, reflecting a 61% increase year over year.

The Company ended the year with over $95 million of cash, cash equivalents and marketable securities and only $200 thousand of long term debt, related to capital leases.

Chairman Evslin’s Comments

“Although we continued to grow revenue during the fourth quarter, it is disappointing that margins did not also grow. However, the trend within the quarter is better than the quarter as a whole. The decline in the wholesale portion of the industry, which intensified around the time of WorldCom’s collapse in late 2002, continued into the fourth quarter; as a result, ITXC revenue and margin continued to decline in October and November. However, December had significantly more than its usual seasonable improvement from November in margin percentage, margin per minute, and gross sales.

“This improvement in margin and revenue during December has apparently continued into the 1st quarter. However, the improvement does not reflect an improvement in the wholesale sector of the international long distance industry. Instead, ITXC has shifted its customer mix so that a much higher percentage of our revenue comes from selling directly to carriers who sell at retail or who provide product like prepaid cards which is sold at retail. While improving margins, this shift, at least initially, has resulted in greater customer concentration than usual and significantly higher credit risk.

“We are currently working with one customer representing a receivable of approximately $8 million dollars, most of which is current, on a deal which may result in restructuring some of the customer’s obligations to us into equity in the customer’s corporation. If we consummate this deal, it will be because we believe it will both reduce our risk on the current balance and enhance our return from a growing business.

“If our strategy of increasing sales to these new customers works out, first quarter should show significant improvement; if it doesn’t, it’ll be a difficult quarter. We think we have taken the right steps for the long term growth of ITXC; we have deliberately taken reasonable risks as well. Our continued strong cash position gives us the ability to solve for long term profitability. If it turns out that some of our strategy or tactics are wrong, we will focus our efforts on making whatever changes market conditions dictate.

“Our progress towards profitability is enhanced by our conversion to a switchless, interoperable network, based on Cisco technology. We do not have to spend any capital to replace the legacy switches we are retiring; we simply don’t need them anymore. And, although we will replace the capacity provided by non-Cisco gateways and gatekeepers as we remove them from our network, the economies of doing that almost entirely with equipment from one vendor mean that our capital expenditure for 2003 is probably less than it would have been overall if we had not done this network simplification. Our operating expense is less than if we had retained our prior structure. Obviously, there will also be less depreciation on an ongoing basis as we need less capital equipment to handle each minute of calling.

“Below is our guidance, including our anticipated profitability in 2004. You already know that our guidance is not infallible. Our industry is still full of uncertainties and, like many other companies, we discussed giving less guidance since there is so much uncertainty. We concluded that, while this uncertainty is an important factor to consider in evaluating our guidance, it should not preclude us from sharing with investors expectations which we believe to be reasonable under current circumstances. With this understanding, we decided to give investors our best estimate of what will happen.”

Recent Accomplishments

•	Minutes of use grew in the fourth quarter of 2002 to 847 million, up from 606 million minutes in the fourth quarter a year ago and 838 million minutes in the third quarter of 2002. Revenue per minute increased from 8.4 cents to 8.8 cents.

•	ITXC greatly expanded its global voice services network almost doubling capacity. 175 countries are now “onnet” to ITXC.net® and every country in the world can be reached directly or indirectly.

•	ITXC expanded its network of carrier affiliations as well. For example, it has contracts with all the licensed international carriers in India including incumbent VSNL and all licensed carriers in the Philippines including incumbent PLDT.

•	ITXC has recently announced the openings of sales offices in Argentina, Brazil, Chile, Germany, India and Israel.

•	ITXC was named the global market share leader in VoIP international calling with approximately 20% of the market by TeleGeography.

Future Guidance

ITXC expects:

•	To have capital expenditures for calendar year 2003 of approximately $25 million;
•	To record between $6.5 million and $6.7 million of depreciation expense in each of the next four quarters;
•	The Company may remove certain other equipment during 2003 which could require an additional $1 million impairment charge during 2003;
•	To generate revenues of approximately $400 million for calendar year 2003;
•	To have ample cash, cash equivalents and marketable securities to support the current business plan (reaffirmed);
•	To be cash flow and EPS positive in the first half of 2004 (reaffirmed);
•	Prior to becoming cash flow positive, its cash, cash equivalents and marketable securities not to fall below $60 million (reaffirmed).

About ITXC:

ITXC Corp. is one of the world’s leading carriers based on minutes of international traffic carried. As a carriers’ carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including COTAS-Teledata in Bolivia, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile, one of the world’s largest mobile carriers. ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003.

ITXC is also the Fastest Growing Technology Company in North America according to the 2002 Deloitte & Touche Technology Fast 500 ranking.

For more information about ITXC, please visit www.itxc.com

Forward looking statements:  ITXC has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC’s business, operations and financial condition. “Forward-looking statements” consist of all non-historical information, including the statements under the caption “Future Guidance” and the references in this press release to future revenue, margin and expense, future EBITDA and profitability, future SG&A expenses, future cash flows, progress toward profitability, anticipated cash position, capital expenditures, ITXC’s plans for future periods, anticipated creditworthiness within the industry and future non-cash compensation expense charges. In addition, the words “could”, “expects”, “anticipates”, “objective”, “plan”, “may affect”, “may depend”, “believes”, “estimates”, “projects” and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in the Company’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties; the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation; the creditworthiness of our customers; future transactions; and other considerations described as “Risk Factors” in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings by the Company with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

ITXC and ITXC.net are registered trademarks of ITXC Corp.

ITXC CORP. OPERATING RESULTS

Condensed Consolidated Statement of Operations

Unaudited

	Three Months ended December 31,
	2002	2001
Total revenues	$74,535,460	$51,809,352
Costs and expenses:
Data communications and telecommunications	66,907,566	43,816,377
Network operations	2,176,616	2,153,894

Gross profit	5,451,278	5,839,081
Selling, general and administrative	9,317,233	8,053,206
Depreciation	6,748,767	5,169,692
Amortization and write-off of intangibles	121,353	6,353
Loss associated with investments	700,000	—
Impairment of fixed assets	7,538,697	—
Restructuring charges	409,285	270,000
Non-cash employee compensation	—	697,362

Total operating costs and expenses	24,835,335	14,196,613

Loss from operations	(19,384,057)	(8,357,532)
Interest income, net	388,139	1,671,794

Loss before income taxes	(18,995,918)	(6,685,738)

Income tax expense	246,587	—

Net loss	$(19,242,505)	$(6,685,738)

Basic and diluted net loss per share	$(0.44)	$(0.15)

Weighted average shares used in computation of basic and diluted net loss per share	43,979,900	45,668,754

Notes:

Gross profit figures exclude cost of service related depreciation and amortization, impairment of fixed assets and non-cash employee compensation.

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ITXC CORP. OPERATING RESULTS

Condensed Consolidated Statement of Operations

Unaudited

	Twelve Months ended December 31,
	2002	2001
Total revenues	$268,381,563	$173,220,406
Costs and expenses:
Data communications and telecommunications	234,316,147	150,077,067
Network operations	8,178,036	8,814,720

Gross profit	25,887,380	14,328,619
Selling, general and administrative	31,362,984	44,787,317
Depreciation	25,220,322	19,814,876
Amortization and write-off of intangibles	352,080	127,471,548
Loss associated with investments	700,000	250,000
Impairment of fixed assets	7,538,697	—
Restructuring charges	1,773,657	3,712,747
Non-cash employee compensation	1,394,722	3,455,201

Total operating costs and expenses	68,342,462	199,491,689

Loss from operations	(42,455,082)	(185,163,070)
Interest income, net	2,576,601	8,721,204

Loss before income taxes	(39,878,481)	(176,441,866)

Income tax expense	397,087	—

Net loss	$(40,275,568)	$(176,441,866)

Basic and diluted net loss per share	$(0.88)	$(3.89)

Weighted average shares used in computation of basic and diluted net loss per share	45,590,008	45,391,764

Notes:

Gross profit figures exclude cost of service related depreciation and amortization, impairment of fixed assets and non-cash employee compensation.

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ITXC CORP.

Condensed Consolidated Balance Sheet

	December 31, 2002 (Unaudited)	December 31, 2001
Cash and cash equivalents	$35,242,442	$53,193,357
Marketable securities	60,433,091	94,361,251
Accounts receivable, net	25,332,565	21,189,007
Prepaid expenses and other current assets	5,360,230	2,875,980

Total current assets	126,368,328	171,619,595

Property and equipment, net	34,727,391	42,359,300
Intangible assets, net	10,602,888	101,648
Other assets	871,449	1,300,700

Total assets	$172,570,056	$215,381,243

Accounts payable and accrued liabilities	$34,664,232	$27,579,481
Other liabilities	624,567	734,365
Equipment note payable	—	1,196,660
Current portion of capital lease obligations	2,127,729	3,290,981

Total current liabilities	37,416,528	32,801,487

Capital lease obligation, less current portion	171,503	1,976,675
Common stock	46,675	45,726
Additional paid in capital	459,832,135	456,216,326
Deferred employee compensation	—	(1,394,722)
Accumulated other comprehensive income	117,197	660,354
Accumulated deficit	(315,200,171)	(274,924,603)
Treasury stock	(9,813,811)	—

Total stockholders’ equity	134,982,025	180,603,081
Total liabilities and stockholders’ equity	$172,570,056	$215,381,243

Notes:

Cash and cash equivalents as of December 31, 2002 includes approximately $2.2 million in restricted cash.

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